Execution Version

EIGHTH AMENDMENT TO AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS EIGHTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Amendment”), is made and entered into as of May 23, 2016, by and among BRISTOW GROUP INC., a Delaware corporation (the “Borrower”), the Lenders party hereto and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 22, 2010 (as amended by that certain First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 22, 2011, as further amended by that certain Second Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of October 1, 2012, as further amended by that certain Third Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 29, 2013, as further amended by that certain Fourth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 14, 2014, as further amended by that certain Fifth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 17, 2015, as further amended by that certain Sixth Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of September 29, 2015, as further amended by that certain Seventh Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 5, 2015, and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;
WHEREAS, the Borrower has requested that the Lenders amend certain provisions of the Credit Agreement, and the Lenders party hereto (constituting Required Lenders under the Credit Agreement) are willing, subject to the terms and conditions set forth herein, to amend the Credit Agreement as provided for herein;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the parties hereto agree as follows:

1.Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.
2.Amendments to the Credit Agreement.
(a)The definition of “Affiliate” in Section 1.1 of the Credit Agreement is hereby amended by replacing such definition in its entirety with the following:
“Affiliate” shall mean, as to any Person at any time, any other Person at any time that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

(b)The definition of “Aircraft Security Agreement” in Section 1.1 of the Credit Agreement is hereby amended by replacing such definition in its entirety with the following:
“Aircraft Security Agreement” shall mean, collectively, (i) all aircraft security agreements, in the form of Exhibit B to the Security Agreement, executed by a Loan Party and delivered to the Administrative Agent, granting the Administrative Agent a lien over the Pledged Aircraft registered in the U.S.; (ii) all aircraft security agreements, in the form of Exhibit B to the Security Agreement with such changes thereto as are required to comply with the rules and regulations of the Canadian Civil Aircraft Register, executed by a Loan Party and delivered to the Administrative Agent, granting the Administrative Agent a lien over the Pledged Aircraft registered in Canada; (iii) any additional aircraft security agreements, in substantially the form of Exhibit B to the Security Agreement with such changes as are required to make it comply with the rules and regulations of the jurisdiction of registration of such Aircraft, and (iv) any other form of security documentation (including mortgages) in form, scope and terms agreed to by the Administrative Agent and the Borrower (and covering property or Collateral, including real estate, agreed to by the Administrative Agent and the Borrower), executed by a Loan Party and delivered to the Administrative Agent.
(c)The definition of “Collateral Asset Value Ratio” in Section 1.1 of the Credit Agreement is hereby amended by replacing such definition in its entirety with the following:
“Collateral Asset Value Ratio” shall mean the ratio of Collateral Asset Value to the sum of Senior Secured Debt plus the amount of all unfunded Revolving Commitments, as of the most recently completed Fiscal Quarter for which financial statements are available, of at least 1.10:1.00.
(d)The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended by replacing such definition in its entirety with the following:
“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, and without duplication an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) without duplication, cash dividends received from unconsolidated affiliates that are accounted for by the equity accounting method plus (c) cash proceeds in an aggregate amount of up to $20,000,000 from asset dispositions other than sale and leaseback transactions and (d) tax refunds to the extent such refunds are received in cash, but excluding, in the case of the foregoing clauses (a) and (b), any net income or net loss and expenses and charges of any SPVs, in all cases determined on a consolidated basis in accordance with GAAP in each case for such period. For purposes of this Agreement, Consolidated EBITDA shall be calculated on a Pro Forma Basis.
(e)The definition of “Consolidated Net Income” in Section 1.1 of the Credit Agreement is hereby amended by replacing such definition in its entirety with the following:
“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) the effect of (i) any extraordinary or non-recurring gains or losses, (ii) any gains or losses attributable to write-ups or write-downs of assets or disposition of assets, (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary, (iv) any unremitted earnings of any Subsidiary that is subject to restrictions as to the payment of dividends or distributions, (v) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary, (vi) any non-cash foreign exchange rate gains or losses, (vii) any non‑cash incentive compensation expenses, (viii) up to and including the Fiscal Quarter ending December 31, 2016, all costs, fees and expenses determined in good faith by the chief financial officer, treasurer or controller of the Borrower as properly attributable to restructurings in connection with general and administrative and operating cost reductions (as set forth in reasonable detail on a certificate of such officer delivered to the Administrative Agent) in an amount not to exceed $50,000,000 in the aggregate, and (ix) other non-cash expenses not otherwise included in this definition of “Consolidated Net Income”.
(f)The definition of “Defaulting Lender” in Section 1.1 of the Credit Agreement is hereby amended by replacing such definition in its entirety with the following:
“Defaulting Lender” shall mean, at any time, any Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan and/or to make a payment to the Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), unless such amount is the subject of a good faith dispute (ii) such Lender has notified the Administrative Agent, or has stated publicly, (a) that it will not comply with any such funding obligation hereunder, or (b) that it has defaulted on its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement (unless in each case such notification or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent under this Agreement cannot be satisfied, (iii) such Lender has, for two or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender, (v) an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, or (vii) such Lender has, or has a direct or indirect parent company that has, become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.
(g)The definition of “Federal Funds Rate” in Section 1.1 of the Credit Agreement is hereby amended by replacing such definition in its entirety with the following:
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
(h)The definition of “Loan Documents” in Section 1.1 of the Credit Agreement is hereby amended by replacing such definition in its entirety with the following:

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the LC Documents, the Fee Letter, the Commitment Increase Fee Letter, the Fourth Amendment Fee Letter, the Fifth Amendment Fee Letter, the Subsidiary Guaranty Agreement, the Security Documents, the Lease Amendment Undertaking, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, all landlord waivers and consents, bailee agreements and any and all other instruments, and agreements, executed in connection with any of the foregoing.
(i)The definition of “New Term Loan Lenders” in Section 1.1 of the Credit Agreement is hereby amended by replacing such definition in its entirety with the following:
“New Term Loan Lender” shall mean each lender from time to time party to the New Term Loan Agreement.
(j)The definition of “Off-Balance Sheet Liabilities” in Section 1.1 of the Credit Agreement is hereby amended by replacing such definition in its entirety with the following:
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any Operating Lease, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person. For the purposes of clause (ii) of this definition, the liabilities of the Borrower, as of any date, under Operating Leases shall equal the PV of Operating Leases.
(k)Clause (xi) in the definition of “Permitted Liens” in Section 1.1 of the Credit Agreement is hereby amended by replacing such clause in its entirety with the following:
(xi)    Liens in connection with export credit agency financings of aircraft and other debt facilities or commercial paper facilities, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables), or letters of credit, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time in an aggregate principal amount at any one time outstanding not to exceed $250,000,000 (excluding the Indebtedness permitted under clauses (i) and (xiv) of this definition of “Permitted Liens”); provided, Liens under this clause (xi) shall not secure any Collateral which is already subject to a Lien securing Indebtedness under the Loan Documents;
(l)The definition of “Subsidiary” in Section 1.1 of the Credit Agreement is hereby amended by replacing such definition in its entirety with the following:
“Subsidiary” shall mean, with respect to any person (the “parent”) at any time, any corporation, partnership, joint venture, limited liability company, trust, association or other entity at any time of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, together with any other corporation, partnership, joint venture, limited liability company, trust, association or other entity (other than, except in the context of the items set forth in the Section 5.1 herein, a SPV) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.
(m)Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions to such section in the appropriate alphabetical order:
“Adjusted Senior Secured Debt” shall mean Senior Secured Debt plus the PV of Operating Leases.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Capital Markets Securities” shall mean (x) Indebtedness for borrowed money evidenced by bonds, debentures, notes or similar debt or equity-linked securities, in each case issued by or for the account of the Borrower or any Subsidiary to purchasers for trading in capital markets or to be held in institutional purchasers’ portfolios, (y) secured Indebtedness with banks or other institutional lenders or institutional investors providing for term loans or other secured loans other than the financings permitted under Section 7.1(a)(iii), or (z) equity securities issued by the Borrower or any Subsidiary, and in each case other than (a) Permitted Refinancing Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness (other than the Term Loans) of the Borrower or any Subsidiary existing as of the Closing Date and (b) Permitted Issuances.
“Casualty” shall mean a casualty involving Collateral that results in a loss or a constructive total loss of such Collateral (treating engines and auxiliary power units separately when a Casualty is limited to such items) or a condemnation, confiscation, seizure or requisition of use that continues for more than one hundred eighty (180) days.
“Consolidated Current Ratio” shall mean, for any period, the ratio of (i) consolidated current assets less the book value of aircraft held for sale as shown as a line item on the Borrower’s balance sheet of the Borrower and its Subsidiaries (plus the unused amount of the total Aggregate Revolving Commitments less $25,000,000 as of the last date of such period) to (ii) consolidated current liabilities of the Borrower and its Subsidiaries (excluding the payments to be made at final maturity on the Term Loans and the payments to be made at final maturity on the New Term Loans), in each case determined in accordance with GAAP.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eighth Amendment Effective Date” shall mean May 23, 2016.
“Excluded Sale and Leaseback Transaction” shall mean any sale and leaseback transaction the subject of which is Collateral and as a result of which a prepayment is required to be made pursuant to Section 2.12(a)(i).
“Exempt Debt Amount” shall have the meaning given to such term in Section 2.12 hereof.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Initial Application Amount” shall have the meaning given to such term in Section 2.12 hereof.
“ITAR-Controlled Collateral” shall mean collateral which is subject to the International Traffic in Arms Regulations by virtue of being listed on the Unites States Munitions List.
“Lease Amendment Undertaking” shall mean that certain Lease Amendment Undertaking, dated as of May 23, 2016, by and among the Borrower, BHNA Holdings Inc. and the Administrative Agent.
“Net Proceeds” shall mean the cash proceeds received in respect of (i) a sale or disposition of assets, (ii) a Casualty, (iii) an issuance of Indebtedness for money borrowed, or (iv) the issuance of Capital Stock, in each case net of commissions and fees and other reasonable and customary transaction costs, reserves and expenses properly attributable to such transaction and payable by Borrower or its Subsidiary in connection therewith.
“Operating Lease” shall mean each lease that is treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification 840, as amended through the date hereof, including, for the avoidance of doubt, any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person.
“Permitted Issuances” shall mean (w) issuances pursuant to any compensation or benefit plan or arrangement, or pursuant to the exercise or vesting by present or former employees or directors of any stock options, restricted stock units, warrants or other equity awards, in each case issued under any compensation or benefit plan or arrangement, (x) directors’ qualifying shares and/or other nominal amount of equity that is required to be held by any persons other than the Borrower and its subsidiaries under applicable law and (y) the issuance of equity pursuant to the conversion of any convertible debt securities to equity.
“PV of Operating Leases” shall mean the present value of the obligation of the lessee for net rental payments during the remaining term of all Operating Leases calculated using a discount rate imputed from the Borrower’s total interest expense for the most recently completed Fiscal Year, as set forth in the consolidated statement of income contained in the annual audit report of the Borrower for such Fiscal Year, less the effect of interest income and adding back capitalized interest, and the Average Debt of the Borrower as of such date.

“Senior Secured Leverage Ratio” shall mean, as of any date, the ratio of (i) Adjusted Senior Secured Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(n)Section 1.3 of the Credit Agreement is hereby amended to read in its entirety as follows:
Section 1.3.    Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.
(o)Section 2.12(a) of the Credit Agreement is hereby amended to read in its entirety as follows:
Section 2.12 Mandatory Prepayments
(a)(i)    The Borrower shall use the Net Proceeds of any sale or disposition by the Borrower or such Subsidiary of any of the Collateral other than Pledged Aircraft (including sale and leaseback transactions and excluding (A) sales of inventory in the ordinary course of business, (B) Designated Asset Sales and (C) sales or dispositions among the Borrower and its Subsidiaries) within sixty (60) days of receipt thereof to either make a partial prepayment of the Term Loans and the New Term Loans on a pro rata basis, or the Borrower shall pledge or cause a Loan Party to pledge to the Administrative Agent, additional Collateral for the benefit of the Lenders, provided that tangible assets will be replaced with tangible assets and intangible assets will be replaced with intangible assets, and of equal or greater aggregate value to such Collateral, as determined by a methodology mutually agreeable to the Borrower and the Administrative Agent to that Collateral disposed of or sold. Additionally, the Borrower shall use the Net Proceeds of any Casualty, sale or disposition by the Borrower or such Subsidiary of any of the Pledged Aircraft (excluding sales or dispositions among the Borrower and its Subsidiaries so long as such Pledged Aircraft remains subject to the Administrative Agent’s perfected first priority security interest) within sixty (60) days of such sale or disposition (or one hundred eighty (180) days with respect to a Casualty) to make a partial prepayment of the Term Loans and the New Term Loans on a pro rata basis, or the Borrower shall pledge or cause a Loan Party to pledge to the Administrative Agent, for the benefit of the Lenders, any combination of aircraft of equal or greater aggregate value, as determined by a methodology mutually agreeable to the Borrower and the Administrative Agent, to that Pledged Aircraft sold, damaged (to the extent of a total loss), disposed of or destroyed. In each case, upon receipt of Net Proceeds from any such Casualty (with respect to Pledged Aircraft), sale or disposition, the Borrower shall deposit or shall cause to be deposited such Net Proceeds into an account with one of the Lenders subject to a control agreement on terms and condition reasonably acceptable to the Administrative Agent. In the event that Net Proceeds are received by the Administrative Agent as loss payee relating to a Casualty of a Pledged Aircraft, the Administrative Agent shall, at the Borrower’s request, either (i) apply such Net Proceeds to make a partial prepayment of the Term Loans and the New Term Loans on a pro rata basis, or (ii) upon the Borrower’s (or such Loan Party’s or Loan Parties’) substitution of Pledged Aircraft pursuant to the terms of this Section 2.12(a)(i) and provided no Event of Default has occurred and is continuing, promptly deliver to the Borrower or such Loan Party the amount of such Net Proceeds received by the Administrative Agent with respect to such Pledged Aircraft relating to such Casualty. In the event of a Casualty of Collateral other than Pledged Aircraft, the Borrower or the relevant Loan Party (i) shall cause the Net Proceeds to be delivered to the Administrative Agent as loss payee, and (ii) in lieu of making a prepayment under this Section 2.12(a)(i) with respect to such Casualty, may substitute Collateral of equal or greater aggregate value as determined by a methodology mutually agreeable to the Borrower and the Administrative Agent, provided that tangible assets will be replaced with tangible assets and intangible assets will be replaced with intangible assets, within one hundred eighty (180) days of such Casualty. If at the end of any such one hundred eighty (180) day period, any Net Proceeds from a Casualty of any Pledged Aircraft or other Collateral have not been used for prepayment or substitute Collateral provided pursuant to this Section 2.12.(a)(i), then such Net Proceeds shall be applied to make a partial prepayment of the Term Loans and the New Term Loans on a pro rata basis. Upon such a substitution of Collateral and provided no Event of Default has occurred and is continuing, the Administrative Agent shall promptly deliver to the Borrower or such Loan Party the amount of such Net Proceeds received by the Administrative Agent with respect to such Collateral relating to such Casualty. Any such prepayment on account of the Term Loans made under this Section 2.12(a)(i) shall be applied in accordance with paragraph (b) below.
(ii)    The Borrower shall prepay any outstanding New Term Loans on a pro rata basis from the Net Proceeds received by the Borrower or any Subsidiary from any issuance of Capital Markets Securities occurring on or after the Eighth Amendment Effective Date until an aggregate principal amount of New Term Loans of up to $200,000,000 (the “Initial Application Amount”) has been prepaid pursuant to this Section 2.12(a)(ii); provided any amount above the Initial Application Amount shall be applied to any remaining availability in the Exempt Debt Amount (as defined below) or otherwise in accordance with Section 2.12(a)(iv), if applicable.
(iii)    The Borrower shall not be required to prepay the Term Loans or the New Term Loans from the Net Proceeds received by the Borrower or any Subsidiary from (A) the incurrence of any Indebtedness in connection with export credit agency financings of aircraft and other debt facilities or commercial paper facilities, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables), or sale and leaseback transactions other than Excluded Sale and Leaseback Transactions, or letters of credit, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time; or (B) after the Initial Application Amount has been applied in prepayment of the New Term Loans pursuant to Section 2.12(a)(ii), any issuance of Capital Markets Securities occurring on or after the Eighth Amendment Effective Date, provided that the aggregate amount of such Net Proceeds does not exceed $250,000,000 (the “Exempt Debt Amount”).

(iv)    At any time (A) after the issuances, sales, and financings described in Section 2.12(a)(iii) (for the avoidance of doubt, excluding Excluded Sale and Leaseback Transactions) have produced Net Proceeds equal to the Exempt Debt Amount and (B) solely with respect to Net Proceeds received by the Borrower or any Subsidiary from any issuance of Capital Markets Securities occurring on or after the Eighth Amendment Effective Date, after the Initial Application Amount has been applied in prepayment of the New Term Loans pursuant to Section 2.12(a)(ii), the Borrower shall prepay the Terms Loans and the New Term Loans on a pro rata basis, in an amount equal to (A) fifty percent (50%) of the aggregate Net Proceeds of any issuance of any Indebtedness for borrowed money by the Borrower or any Subsidiary incurred thereafter; and (B) twenty-five percent (25%) of the aggregate Net Proceeds of sales of Capital Stock in the Borrower or any Subsidiary, and Indebtedness of the Borrower or any Subsidiary convertible by the holder thereof into Capital Stock of the Borrower or such Subsidiary, incurred thereafter.
(v)    Notwithstanding any provision to the contrary set forth in this Section 2.12(a), as long as no Event of Default has occurred and is continuing, the mandatory prepayments described in Section 2.12(a)(ii) through (iv) shall not be required at such time as the Leverage Ratio, determined at issuance in the case of equity and on a pro forma basis for the incurrence of Indebtedness, as of such time, is less than 4.00:1.00.
(p)Section 2.12(b) is hereby amended by replacing the first clause of Section 2.12(b) to the colon with the following language:
Any prepayments made by the Borrower pursuant to Section 2.12(a) above with respect to the Term Loans shall be applied as follows:
(q)Section 2.23(a) of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:
(a)    So long as no Event of Default has occurred and is continuing, from time to time after the Closing Date, Borrower may, upon at least 20 days’ prior written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate Revolving Commitments (such increase, the “Additional Revolving Commitment Amount”) or the Aggregate Term Loan Commitments (such increase, the “Additional Term Loan Commitment Amount”), or a combination thereof, by an aggregate amount not to exceed (x) $200,000,000, less (y) to the extent that the New Term Loan Agreement is in effect on the date of any such proposal by the Borrower, the aggregate principal amount of the New Term Loans outstanding thereunder on such date (the total amount of the Additional Revolving Commitment Amount and the Additional Term Loan Commitment Amount, the “Additional Commitment Amount”) by designating another bank or financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Revolving Commitment or its Term Loan Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any bank or financial institution that is not then an existing Lender under this Agreement must be acceptable to the Administrative Agent, which acceptance shall not be unreasonably withheld or delayed; provided, further, no such increase of the Aggregate Revolving Commitments or the Aggregate Term Loan Commitments may take place if the Leverage Ratio is greater than 4.00:1.00 on a pro forma basis after taking into account the amount of such increase regardless of whether drawn at the time of the increase request. The sum of the increases in the Revolving Commitments and the Term Loan Commitments of the existing Lenders pursuant to this subsection (b) plus the Revolving Commitments and the Term Loan Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount. No Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment, its Term Loan

Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Revolving Commitment, its Term Loan Commitment or a combination thereof shall be made in its sole discretion independently from any other Lender.

(r) Section 2.28(a) of the Credit Agreement is hereby amended by replacing in its entirety subsection (1) of such section with the following:
(1) All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(s)Section 3.1 of the Credit Agreement is hereby amended by adding the following new subsection (b)(xviii):
(xviii) The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”) at least three (3) Business Days prior to the Eighth Amendment Effective Date; provided that such information has been reasonably requested by the Administrative Agent at least five (5) Business Days prior to the Eighth Amendment Effective Date.
(t)Section 4.8 of the Credit Agreement, “Taxes; Fees”, is hereby amended by adding the following paragraph as clause (i) of such Section:
For purposes of determining withholding Taxes imposed under FATCA, from and after the Eighth Amendment Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(u)The Credit Agreement is hereby amended by adding the following new Section 4.19:
Section 4.19 EEA Financial Institution; Other Regulations. No Loan Party is an EEA Financial Institution.
(v)Section 5.4 of the Credit Agreement is hereby amended to read in its entirety as follows:

Section 5.4. Compliance with Laws, Etc.. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(w)Section 5.9 of the Credit Agreement is hereby amended to read in its entirety as follows:
Section 5.9.     Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of all Term Loans made by the Lenders pursuant to Section 2.5(a) and a portion of the Revolving Loans to pay down the 2013 Senior Notes and other existing debt including related fees and expenses. The Borrower will use the remaining Revolving Loans, the Term Loans made by the Lenders on the First Amendment Date pursuant to Section 2.5(c) and the additional Term Loans (if any) made pursuant to any further increase in the Aggregate Term Loan Commitments effected in accordance with Section 2.23 after the First Amendment Date to finance working capital needs, acquisitions, capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries. After the Eighth Amendment Effective Date, the Borrower may continue to use proceeds of any Revolving Loans for any purpose not prohibited by the other terms of this Agreement including, without limitation, (i) ordinary course operating expenses incurred, or reasonably anticipated to be incurred, and (ii) capital expenditures; provided that, for the avoidance of doubt, the Borrower shall not borrow any Revolving Loans for the purpose of, and with the effect of, increasing cash balances prior to any legal action taken by the Borrower to restructure any of its Indebtedness in connection with any proceeding under any insolvency, reorganization or similar law against the Borrower or any of its Subsidiaries as a debtor. No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.
(x)Section 5.12 of the Credit Agreement is hereby amended by adding new subsections (e) and (f) to the end thereof, which subsections will read in their entirety as follows:
(e)    In connection with the Eighth Amendment to this Agreement, the Borrower will, and will cause each Loan Party to, (i) pledge the aircraft (including, without limitation, the related engines, rotors, auxiliary power units and avionics) described on Schedule 5.12 attached hereto and incorporated herein for all purposes, pursuant to one or more Aircraft Security Agreements, or a separate mortgage or security documents, in each case in form and substance reasonably satisfactory to the Administrative Agent and (ii) file or cause to be filed such Aircraft Security Agreements with the Federal Aviation Administration or the Canadian Civil Aircraft Register, as applicable; provided however, that, notwithstanding any provision of the Loan Documents (x) any Pledged Aircraft may be removed as security and replaced with an aircraft of equal or greater value as determined by a methodology mutually agreeable to the Borrower and the Administrative Agent, in which case Borrower will cause such replacement aircraft to become a Pledged Aircraft pursuant to this Section 5.12(e) and thereafter the Administrative Agent will, at the Borrower’s sole expense, promptly execute and deliver such documentation in form and substance reasonably acceptable to Administrative Agent and consent to such filings as are reasonably necessary to release such replaced aircraft as Pledged Aircraft, (y) any Pledged Aircraft may be sold or disposed of, subject however to the requirements of Section 2.12(a)(i) hereof, and (z) any parts, engines or other components may be replaced on any such Pledged Aircraft as needed for the repair and upkeep of such Pledged Aircraft and in connection with the management of the fleet by the Loan Parties; provided such replacements are made pursuant to Section 3.5 of the applicable Aircraft Security Agreement and promptly become subject to the Administrative Agent’s perfected first priority security interest; and

(f)    In connection with the Eighth Amendment to this Agreement:
(i) the Borrower shall use its commercially reasonable efforts to provide to the Administrative Agent within ninety (90) days after the Eighth Amendment Effective Date (or such later date as may be approved by the Administrative Agent in its sole discretion) (the “Delivery Period”) either (a) a subordination agreement in a form and substance mutually agreeable to the Administrative Agent and the Borrower pursuant to which Cougar Helicopters Inc., a Canadian corporation (“Cougar”) and lessee of certain of the Pledged Aircraft identified as “Leased Pledged Aircraft” on Schedule 5.12 (collectively, the “Leased Pledged Aircraft”), subordinates its interest as lessee in the Leased Pledged Aircraft to the rights of the Administrative Agent and the Secured Parties against those Leased Pledged Aircraft under the Aircraft Security Agreement (the “Subordination Agreement”) or (b) a Consent to Lease and Collateral Assignment of Lease in a form and substance mutually agreeable to the Administrative Agent and the Borrower (“Consent Agreement”). From and including the Eighth Amendment Effective Date until the delivery of either the Subordination Agreement or the Consent Agreement, the Borrower shall cause the lessor with respect to the Leased Pledged Aircraft to not enter into, permit or suffer to exist any amendment, modification, extension, supplement, restatement, replacement, waiver or forbearance with respect to the leases or any other documents with Cougar related to the Leased Pledged Aircraft, except with respect to an extension of the scheduled rent payment dates by not more than 30 days after the then-existing rent payment dates scheduled as of the Eighth Amendment Effective Date. If no such Subordination Agreement or Consent Agreement has been so entered into on or prior to the last day of the Delivery Period, (1) the Borrower shall promptly provide to the Administrative Agent an agreement from Cougar that includes terms and conditions in accordance with Section 12(b) (Lessor’s and Lessor Parties’ Conveyances) of each lease with respect to each Leased Pledged Aircraft and (2) the Borrower shall cause the lessor with respect to the Leased Pledged Aircraft to not enter into, permit or suffer to exist any amendment, modification, extension, supplement, restatement, replacement, waiver or forbearance with respect to the leases or any other documents with Cougar related to the Leased Pledged Aircraft to the extent prohibited by the Lease Amendment Undertaking; and
(ii) within ninety (90) days after the Eighth Amendment Effective Date (or such later date as may be approved by the Administrative Agent in its sole discretion) the Borrower will cause to be filed with the FAA, TCA, International Registry (as such terms are defined in the applicable Aircraft Security Agreements) or Governmental Authority and evidence thereof delivered to the Administrative Agent such curative documentation that would support the removal from an aircraft title opinion of exceptions to title identified in Schedule 5.12(f) together with an updated aircraft title opinion removing such exceptions to the title of the Pledged Aircraft so that the Administrative Agent will have a first priority perfected lien in each Pledged Aircraft subject to Aircraft Permitted Liens (as such term is defined in the applicable Aircraft Security Agreement for such Pledged Aircraft).
Notwithstanding anything to the contrary contained in this Section 5.12(f), provided that Borrower has used commercially reasonable efforts to comply with its obligations under this Section 5.12(f), the failure by Borrower (or the relevant Loan Party) (i) to provide the Administrative Agent with such Subordination Agreement or Consent Agreement or (ii) to deliver any curative documentation that would support the removal from an aircraft title opinion of exceptions to title to Airframes or Engines (as such terms are defined in the Aircraft Security Agreement relating to such Pledged Aircraft) identified in Schedule 5.12(f) for Pledged Aircraft with a value not exceeding $20,000,000 in the aggregate (based on (1) with respect to Airframe title exceptions, the values in the column labeled “Value” in Schedule 5.12(f) less the value of all Engines without any title exception attached to such Airframe and (2) with respect to Engine title exceptions, the value of each such Engine), in each case, shall not constitute a Default or an Event of Default under this Agreement.
(y)Section 6.1 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:
Section 6.1    Senior Secured Leverage Ratio. The Borrower will maintain, as of the last day of each Fiscal Quarter, a Senior Secured Leverage Ratio of not greater than (a) for each Fiscal Quarter ending during the period from March 31, 2016 through September 30, 2017, 4.25:1.00 and (b) for each Fiscal Quarter ending after September 30, 2017, 4.00:1.00.

(z)Section 6.2 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:
Section 6.2    Current Ratio. The Borrower will maintain, as of the last day of each Fiscal Quarter, a Consolidated Current Ratio of not less than 1.00:1.00.

(aa)Section 7.1 of the Credit Agreement is hereby amended by replacing the period at the end thereof with the following:
; provided however, that, when the pro forma Leverage Ratio (taking into account proposed additional Indebtedness) would exceed 4.75:1.00, the Borrower may not create, incur, or assume any additional Indebtedness (or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any additional Indebtedness) other than, without duplication (i) unsecured, subordinated or convertible Indebtedness that refinances Indebtedness consisting of Term Loans under this Agreement or New Term Loans under the New Term Loan Agreement with a corresponding reduction in such Term Loans or New Term Loans, as applicable; (ii) additional unsecured subordinated or convertible Indebtedness of up to $100,000,000 in principal amount; (iii) equipment financings, including, without limitation, aircraft sale and leaseback transactions; and (iv) financings of bases located in the United Kingdom with respect to helicopter search and rescue services provided by the Borrower’s subsidiary, Bristow Helicopters Limited, to the United Kingdom Department for Transport, pursuant to Contract No. NRP 10045UKSARH, dated 26 March 2013.
(bb)    Section 7.4(g) of the Credit Agreement and the last paragraph of Section 7.4 of the Credit Agreement are hereby amended to read in their entirety as follows:
(g)    the Borrower and its Subsidiaries may make and permit to exist additional Investments in any other Person (“Additional Permitted Investments”) so long as, at the time of making any such Additional Permitted Investment, the amount of such Additional Permitted Investment, when taken together with the aggregate amount of all other Additional Permitted Investments outstanding at such time, does not exceed $425,000,000; provided that, so long as the Borrower and the Guarantors are in compliance with the Collateral Asset Value Ratio, Borrower and its Subsidiaries may make and permit to exist other Additional Permitted Investments in excess of $425,000,000.
In connection with any Investment allowed in clause (g) above in excess of $425,000,000, prior to making any such Investment, the Borrower shall provide the Administrative Agent a certificate demonstrating continued compliance, on a pro forma basis, with the Collateral
Asset Value Ratio immediately after giving effect to such Investment and related transactions.

(cc) Clauses (v)-(vii) of Section 7.5 of the Credit Agreement are hereby amended and replaced in their entirety with the following:
(v) so long as no Event of Default has occurred and is continuing or would result therefrom, dividends paid in cash or other property in respect of Capital Stock not exceeding $0.07 per share of common stock per quarter and (vi) so long as no Event of Default has occurred and is continuing or would result therefrom, any payments in connection with any Permitted Call Spread Transactions.
(dd) Section 8.1(e) of the Credit Agreement is hereby amended to read in its entirety as follows:
(e)    any breach of the Collateral Asset Value Ratio where the Borrower fails, within 45 days if the Collateral Asset Value Ratio is less than 1.1:1.0, but greater than 1.0:1.0, to (i) make the necessary reduction in the aggregate amount of the Senior Secured Debt outstanding and the unfunded Revolver Commitments in order to cure non-compliance with such Collateral Asset Value Ratio or (ii) grant a perfected first priority secured interest in unencumbered aircraft having a value (based on desktop or other fair market valuation methods acceptable to the Administrative Agent completed by a reputable aircraft appraisal company acceptable to the Administrative Agent) equal to or exceeding such amount as would be required to cure non-compliance with such Collateral Asset Value Ratio; or
(ee) The Credit Agreement is hereby amended by adding the following new Section 10.18:
Section 10.18.     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
(ff) The Credit Agreement is hereby amended by adding the following new Section 10.19:

Section 10.19. Export Controls. The Borrower hereby notifies the Administrative Agent, each Issuing Bank and each Lender that the sale, transfer, or export of certain ITAR-Controlled Collateral may require pre-approval from the Department of State’s Directorate of Defense Trade Controls. The Borrower hereby agrees to provide the necessary information required for such pre-approval upon request.
3.Amendment to Schedule I to the Credit Agreement. Schedule I to the Credit Agreement is hereby amended by replacing such Schedule in its entirety with Schedule I attached to this Amendment.
4.Addition of Schedule 5.12 to the Credit Agreement. The Credit Agreement is hereby amended by adding Schedule 5.12 attached hereto as Schedule 5.12 in the Credit Agreement after Schedule 4.14.
5.Amendment to Exhibit 5.1(c) to the Credit Agreement. Exhibit 5.1(c) to the Credit Agreement is hereby amended by replacing such Exhibit in its entirety with Exhibit 5.1(c) attached to this Amendment.
6.Conditions to Effectiveness of this Amendment. It is understood and agreed that this Amendment shall become effective on the date (the “Effective Date”) when the Administrative Agent shall have received (i) such fees as the Borrower has previously agreed to pay on or prior to the date that this Amendment becomes effective to the Administrative Agent or any of its affiliates in connection with this Amendment, (ii) reimbursement or payment of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent) for which invoices (including estimated expenses) have been presented to the Borrower at least two (2) days before the Effective Date unless otherwise agreed by the Borrower and the Administrative Agent, (iii) executed counterparts to this Amendment from the Borrower and the Required Lenders, (iv) executed counterparts of Aircraft Security Agreements from Bristow U.S. LLC, Bristow Academy Inc., Bristow Helicopters Inc. and BHNA Holdings Inc. covering all aircraft to be pledged by such Loan Party as listed on Schedule 5.12 hereto; (v) legal opinions in form and substance satisfactory to the Administrative Agent from aircraft title counsel in the United States as to U.S. registered aircraft covered by the Aircraft Security Agreements described in subsection (iv) hereof that all such Aircraft Security Agreements have been filed at the Federal Aviation Administration Aircraft Registry and the related filings have been made on the International Registry (as defined in the Aircraft Security Agreement); (vi) legal opinions in form and substance satisfactory to the Administrative Agent from aircraft title counsel in Canada as to Canadian registered aircraft covered by the Aircraft Security Agreements described in subsection (iv) hereof that all such Aircraft Security Agreements have been filed at the Canadian Civil Aircraft Register and the related filings have been made on the International Registry (as defined in the Aircraft Security Agreement); (vii) a favorable written opinion of Baker Botts L.L.P. and of local counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties and the transactions contemplated herein as the Administrative Agent shall reasonably request; (viii) the Administrative Agent shall have received (1) International Registry lien searches with respect to each aircraft (and engines, if applicable) covered by the Aircraft Security Agreements, (2) Federal Aviation Administration Aircraft Registry lien searches with respect to U.S. registered aircraft (and engines, if applicable) covered by the Aircraft Security Agreements and (3) Canadian Civil Aircraft Register lien searches with respect to Canadian registered aircraft (and engines, if applicable) covered by the Aircraft Security Agreements, in each case reasonably acceptably to the Administrative Agent; (ix) customary certificates of insurance and endorsements thereto for Pledged Aircraft in form and substance satisfactory to the Administrative Agent; and (x) a reaffirmation of guaranty executed by all Guarantors and delivered to the Administrative Agent.

7.Representations and Warranties. To induce the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Lenders as follows:
(a)    The execution and delivery by the Borrower of this Amendment are within the Borrower’s organizational powers and have been duly authorized by all necessary organizational action;

(b)    The execution, delivery and performance by the Borrower of this Amendment (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries prohibited under the Loan Documents;

(c)    This Amendment has been duly executed and delivered for the benefit of the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

(d)    After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (or, in the case of any such representation or warranty under the Credit Agreement or other Loan Documents already qualified as to materiality, in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, and no Default or Event of Default has occurred and is continuing as of the date hereof.

(e)    Since December 31, 2015, there has not occurred any event that has had or could reasonably be expected to have, a Material Adverse Effect.

8.Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower (to the extent that the Borrower is a party thereto) to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.
9.Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.
10.No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.
11.Costs and Expenses. The Borrower agrees to pay on demand all reasonable, out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel, including one aircraft counsel in each of the United States and Canada, for the Administrative Agent with respect thereto.
12.Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in .pdf form shall be as effective as delivery of a manually executed counterpart hereof.
13.Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.
14.Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.
[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrower, by their respective authorized officers as of the day and year first above written.

BORROWER:

BRISTOW GROUP INC.

By	/s/ Joseph A. Baj
Name: Joseph A. Baj
Title: Vice President and Treasurer

[Signature Page to Eighth Amendment to Amended and Restated
Revolving Credit and Term Loan Agreement]

LENDERS:

SUNTRUST BANK. individually and as Administrative Agent, Swingline Lender and Issuing Bank

By:	/s/ Shannon Juhan
Name: Shannon Juhan
Title: Director

[Signature Page to Eighth Amendment to Amended and Restated
Revolving Credit and Term Loan Agreement]

Bank of America, N.A., as Co-Syndication Agent and as a Lender

By:	/s/ Juan Trejo
Name: Juan Trejo
Title: Vice President

[Signature Page to Eighth Amendment to Amended and Restated
Revolving Credit and Term Loan Agreement]

BARCLAYS BANK PLC

By:	/s/ Nyagara Ongeri
Name: Nyagara Ongeri
Title: Managing Director
Executed in New York

[Signature Page to Eighth Amendment to Amended and Restated
Revolving Credit and Term Loan Agreement]

BRANCH BANKING AND TRUST COMPANY

By:	/s/ DeVon J. Lang
Name: DeVon J. Lang
Title: Senior Vice President

[Signature Page to Eighth Amendment to Amended and Restated
Revolving Credit and Term Loan Agreement]

CITIBANK, N.A.

By:	/s/ Peter Kardos
Name: Peter Kardos
Title: Vice President

[Signature Page to Eighth Amendment to Amended and Restated
Revolving Credit and Term Loan Agreement]

COMPASS BANK

By:	/s/ Collis Sanders
Name: Collis Sanders
Title: Executive Vice President

[Signature Page to Eighth Amendment to Amended and Restated
Revolving Credit and Term Loan Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Nupur Kumar
Name: Nupur Kumar
Title: Authorized Signatory

By:	/s/ Warren Van Heyst
Name: Warren Van Heyst
Title: Authorized Signatory

[Signature Page to Eighth Amendment to Amended and Restated
Revolving Credit and Term Loan Agreement]

FIFTH THIRD BANK

By:	/s/ Christopher Mosley
Name: Christopher Mosley
Title: Vice President

[Signature Page to Eighth Amendment to Amended and Restated
Revolving Credit and Term Loan Agreement]

HSBC BANK USA, N.A.

By:	/s/ Michael Bustios
Name: Michael Bustios
Title: Vice President, 20556

[Signature Page to Eighth Amendment to Amended and Restated
Revolving Credit and Term Loan Agreement]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Thomas Okamoto
Name: Thomas Okamoto
Title: Authorized Officer

[Signature Page to Eighth Amendment to Amended and Restated
Revolving Credit and Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Christopher Keenan
Name: Christopher Keenan
Title: Assistant Vice President

[Signature Page to Eighth Amendment to Amended and Restated
Revolving Credit and Term Loan Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Kevin Sparks
Name: Kevin Sparks
Title: Director

[Signature Page to Eighth Amendment to Amended and Restated
Revolving Credit and Term Loan Agreement]

TRUSTMARK NATIONAL BANK

By:	/s/ Jeff Deutsch
Name: Jeff Deutsch
Title: Senior Vice President

[Signature Page to Eighth Amendment to Amended and Restated
Revolving Credit and Term Loan Agreement]

WELLS FARGO BANK, N.A.

By:	/s/ Corbin Womac
Name: Corbin Womac
Title: Director

[Signature Page to Eighth Amendment to Amended and Restated
Revolving Credit and Term Loan Agreement]

WHITNEY BANK

By:	/s/ Byron Breaux
Name: Byron Breaux
Title: Senior Vice President

[Signature Page to Eighth Amendment to Amended and Restated
Revolving Credit and Term Loan Agreement]

Schedule I

APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Senior Credit Facilities Pricing	Level I	Level II	Level III	Level IV	Level V	Level VI	Level VII	Level VIII
Leverage Ratio	< 1.75:1.00	> 1.75:1.00 but < 2.25:1.00	> 2.25:1.00 but < 2.75:1.00	> 2.75:1.00 but < 3.25:1.00	> 3.25:1.00 but <3.75:1.00	> 3.75:1.00 but < 4.25:1.00	> 4.25:1.00 but < 4.75:1.00	> 4.75:1.00
Applicable Margin for Eurocurrency Rate Loans	1.50%	1.75%	2.00%	2.25%	2.50%	2.75%	3.00%	3.50%
Applicable Margin for Base Rate Loans	0.50%	0.75%	1.00%	1.25%	1.50%	1.75%	2.00%	2.50%
Commitment Fee Rate	0.25%	0.25%	0.30%	0.30%	0.375%	0.50%	0.625%	0.625%

SCHEDULE 5.12

PLEDGED AIRCRAFT

[see attached]

Schedule 5.12
PLEDGED AIRCRAFT
Airframe					Engines
Owner	Aircraft Type	MSN	Reg #	Value	Make	Model	MSN	MSN
Bristow Non-U.S.
BHNA Holdings Inc.	S92	920010	C-GSCH	US$21,000,000	General Electric	CT7-8A	GE-E947216	GE-E947217
BHNA Holdings Inc.	S92	920023	C-GMCH	US$21,000,000	General Electric	CT7-8A	GE-E947241	GE-E947378
BHNA Holdings Inc.	S92	920054	C-GKNR	US$22,400,000	General Electric	CT7-8A	GE-E947368	GE-E947334
BHNA Holdings Inc.	S92 (SAR)	920074	C-GQCH	US$23,300,000	General Electric	CT7-8A	GE-E947380	GE-E947242
BHNA Holdings Inc.	S92	920080	C-GVCH	US$23,200,000	General Electric	CT7-8A	GE-E947399	GE-E947404
BHNA Holdings Inc.	S92	920111	C-GDKN	US$24,000,000	General Electric	CT7-8A	GE-E947471	GE-E947465
BHNA Holdings Inc.	S92 (SAR)	920126	C-GIKN	US$26,700,000	General Electric	CT7-8A	GE-E947520	GE-E947515
BHNA Holdings Inc.	S92	920242	C-GFCH	US$30,100,000	General Electric	CT7-8A	GE-E947781	GE-E947780
Bristow U.S.
Bristow U.S. LLC	Bell 407	53091	N597AL	US$1,230,000	Rolls-Royce	250-C47B	CAE-847188
Bristow U.S. LLC	Bell 407	53126	N447AL	US$1,250,000	Rolls-Royce	250-C47B	CAE-847243
Bristow U.S. LLC	Bell 407	53150	N487AL	US$1,250,000	Rolls-Royce	250-C47B	CAE-847516
Bristow U.S. LLC	Bell 407	53204	N407TZ	US$1,250,000	Rolls-Royce	250-C47B	CAE-847750
Bristow U.S. LLC	Bell 407	53243	N557AL	US$1,280,000	Rolls-Royce	250-C47B	CAE-847751
Bristow U.S. LLC	Bell 407	53247	N577AL	US$1,280,000	Rolls-Royce	250-C47B	CAE-847250
Bristow U.S. LLC	Bell 407	53265	N617AL	US$1,280,000	Rolls-Royce	250-C47B	CAE-847248
Bristow U.S. LLC	Bell 407	53357	N647AL	US$1,300,000	Rolls-Royce	250-C47B	CAE-847276
Bristow U.S. LLC	Bell 407	53366	N687AL	US$1,300,000	Rolls-Royce	250-C47B	CAE-847396
Bristow U.S. LLC	Bell 407	53374	N697AL	US$1,300,000	Rolls-Royce	250-C47B	CAE-847519
Bristow U.S. LLC	Bell 407	53383	N937AL	US$1,300,000	Rolls-Royce	250-C47B	CAE-847521
Bristow U.S. LLC	Bell 407	53482	N410AL	US$1,350,000	Rolls-Royce	250-C47B	CAE-847125
Bristow U.S. LLC	Bell 407	53923	N431AL	US$2,100,000	Rolls-Royce	250-C47B	CAE-847524
Bristow U.S. LLC	Bell 412EP	36396	N523QK	US$4,800,000	Pratt & Whitney	PT6T-3D	CPPSTH0749	CP-PS-TH0254
Bristow U.S. LLC	Bell 412EP	36401	N730SR	US$3,800,000	Pratt & Whitney	PT6T-3D	CPPS-140067	CPGB-TJ0222
Bristow U.S. LLC	Bell 412EP	36414	N386AL	US$6,900,000	Pratt & Whitney	PT6T-3D	CPPSTH0767	CPPSTH0513
Bristow U.S. LLC	Bell 412EP	36421	N387AL	US$3,800,000	Pratt & Whitney	PT6T-3D	CPPS-TX0054	TH1133
Bristow Helicopters Inc.	Bell 412EP	36446	XA-HSD	US$5,600,000	Pratt & Whitney	PT6T-3D	CPPS-TH1129	CPPS-TH1130
Bristow U.S. LLC	Bell 412EP	36533	N3885W	US$6,350,000	Pratt & Whitney	PT6T-3D	CPPS-TH0732	CPPS-TH0919
Bristow U.S. LLC	Bell 412EP	36588	N460WB	US$8,000,000	Pratt & Whitney	PT6T-3D	TH1141	TH1142
Bristow U.S. LLC	S76C+	760606	N870AL	US$5,500,000	Turbomeca	Arriel 2S1	20074	20770TEC
Bristow U.S. LLC	S76C++	760615	N894BG	US$8,775,000	Turbomeca	Arriel 2S2	42210	42023
Bristow U.S. LLC	S76C++	760627	N871AL	US$8,775,000	Turbomeca	Arriel 2S2	42264	42331TEC
Bristow U.S. LLC	S76C++	760645	N890BG	US$8,775,000	Turbomeca	Arriel 2S2	42094	21020
Bristow U.S. LLC	S76C++	760666	N895BG	US$8,975,000	Turbomeca	Arriel 2S2	21048	42120
Bristow U.S. LLC	S76C++	760673	N881AL	US$8,975,000	Turbomeca	Arriel 2S2	42254	42148
Bristow U.S. LLC	S76C++	760677	N883AL	US$8,975,000	Turbomeca	Arriel 2S2	42038	42261
Bristow U.S. LLC	S76C++	760679	N891BG	US$8,975,000	Turbomeca	Arriel 2S2	42170	42054
Bristow U.S. LLC	S76C++	760721	N884AL	US$8,975,000	Turbomeca	Arriel 2S2	42224	42346TEC
Bristow U.S. LLC	S76C++	760756	N886BG	US$9,175,000	Turbomeca	Arriel 2S2	42361TEC	21050
Bristow U.S. LLC	S76C++	760759	N887BG	US$9,370,000	Turbomeca	Arriel 2S2	42089	21004
Bristow U.S. LLC	S92	920093	N692BG	US$24,950,000	GE	CT7-8A	947435	GE-E947434
Bristow U.S. LLC	S92	920105	N392BG	US$27,230,000	GE	CT7-8A	GE-E947455	GE-E947452
Bristow Academy, Inc.
Bristow Academy, Inc.	Bell 206B3	3040	N206XS	US$120,000
Bristow Academy, Inc.	Cessna 172	172S8904	N3544W	US$107,000
Bristow Academy, Inc.	Schweizer 300CBi	185	N20866	US$120,000
Bristow Academy, Inc.	Schweizer 300CBi	192	N1824J	US$140,000
Bristow Academy, Inc.	Schweizer 300CBi	199	N1548P	US$140,000
Bristow Academy, Inc.	Schweizer 300CBi	207	N1625H	US$140,000
Bristow Academy, Inc.	Schweizer 300CBi	208	N1633C	US$140,000
Bristow Academy, Inc.	Schweizer 300CBi	214	N1713S	US$140,000
Bristow Academy, Inc.	Schweizer 300CBi	215	N1525F	US$140,000
Bristow Academy, Inc.	Schweizer 300CBi	225	N17535	US$140,000
Bristow Academy, Inc.	Schweizer 300CBi	226	N18414	US$140,000
Bristow Academy, Inc.	Schweizer 300CBi	229	N1868S	US$140,000
Bristow Academy, Inc.	Schweizer 300CBi	232	N1893A	US$240,000
Bristow Academy, Inc.	Schweizer 300CBi	235	N17915	US$160,000
Bristow Academy, Inc.	Schweizer 300CBi	248	N1600Z	US$160,000

Owner	Aircraft Type	MSN	Reg #	Value	Make	Model	MSN	MSN
Bristow Academy, Inc.	Schweizer 300CBi	262	N1830D	US$160,000
Bristow Academy, Inc.	Schweizer 300CBi	275	N1658X	US$160,000
Bristow Academy, Inc.	Schweizer 300CBi	278	N1706P	US$170,000
Bristow Academy, Inc.	Schweizer 300CBi	297	N1801R	US$170,000
Bristow Academy, Inc.	Schweizer 300CB	306	N17880	US$170,000
Bristow Academy, Inc.	Schweizer 300CB	307	N18910	US$170,000
Bristow Academy, Inc.	Schweizer 300CBi	320	N1902W	US$170,000
Bristow Academy, Inc.	Schweizer 300CBi	327	N2034Z	US$180,000
Bristow Academy, Inc.	Schweizer 300CBi	330	N20449	US$180,000
Bristow Academy, Inc.	Schweizer 300CBi	338	N2074B	US$180,000
Bristow Academy, Inc.	Schweizer 300CBi	339	N2087Q	US$180,000
Bristow Academy, Inc.	Schweizer 300CBi	355	N21379	US$190,000
Bristow Academy, Inc.	Schweizer 300CBi	356	N21385	US$190,000
Bristow Academy, Inc.	Schweizer 300CBi	360	N21003	US$190,000
Bristow Academy, Inc.	Schweizer 300CBi	364	N21133	US$190,000
Bristow Academy, Inc.	Schweizer 300CBi	365	N21409	US$190,000